[cad 136]

--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director         x   10% Owner
   Victor Company of Japan, Limited             Macrovision Corporation MVSN                   ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
12-3, Moriya-cho, Kanagawa-ku                                              August 1999
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ---Form filed by One Reportng Person
                                                                           (Month/Year)        x
                                                                                              ---Form filed by More than One
    Yokohama, Kanagawa, 221-8528 Japan                                                           Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount 2/ (D)       Price 2/  (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                               and 4)
                                                                                                  2/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                8/18/99     S              80,000     D        $40.63
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                8/20/99     S             190,000     D        $37.33                      I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                8/24/99     S              30,000     D        $35.00                      I           1/
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock                8/25/99     S              30,000     D        $35.00     2,479,976        I           1/
------------------------------------------------------------------------------------------------------------------------------------
1/ Shares owned directly by Pacific Media Development, Inc. and indirectly by JVC Entertainment, Inc.
   and Victor Company of Japan, Limited

2/ In August, Macrovision effected a 2-for-1 stock split, in the form of a stock dividend. All share amounts and dollar amounts shown in columns 4 and 5 of Table I are stated on a post-split basis.
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
    None
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
   None
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:





                                                                       Victor Company of Japan, Limited



                                                                     By: /s/   Nobuo Watanabe                   September 2, 1999
                                                                         -----------------------------------   --------------------
**Intentional misstatements or omissions of facts constitute               **Signature of Reporting Person               Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and               Name: Nobuo Watanabe
  15 U.S.C. 78ff(a).                                                 Title: General Manager,
                                                                            Business Affairs Department
Note: File three copies of this Form, one of which must be
      manually signed. If space is insufficient, SEE
      Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                             Page 2
                                                                                                                    SEC 1474 (7-97)


                               ATTACHMENT TO FORM 4
                              Joint Filer Information


Designated Filer:
Victor Company of Japan, Limited


Issuer Name and Ticker or Trading Symbol:  Macrovision Corporation   MVSN


Statement for Month/Year:  August 1999


Name and Address:
JVC Entertainment, Inc.
2029 Century Park East
Suite 4125
Los Angeles, CA 90067


Name and Address:
Pacific Media Development, Inc.
2029 Century Park East
Suite 4125
Los Angeles, CA 90067






                                       JVC ENTERTAINMENT, INC.

                                       By: /s/ Munetsugu Shinohara
                                           -------------------------
                                       Name: Munetsugu Shinohara
                                       Title: Secretary & Treasurer



                                       PACIFIC MEDIA DEVELOPMENT, INC.

                                       By: /s/ Nobuo Watanabe
                                           -------------------------
                                       Name: Nobuo Watanabe
                                       Title: President